ADMINISTRATIVE SERVICES AGREEMENT

Ladies and Gentlemen:

This will confirm the terms of our agreement (the “Administrative Services Agreement”) dated as of  December 31,2002 by and between Lord Abbett Series Fund, Inc. (the “Fund”), on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, and  Nationwide Life Insurance Company (“NLIC”) and Nationwide Life and Annuity Insurance Company (“NLAIC,” and collectively referred to herein with NLIC as the “Insurance Company”) with respect to the Insurance Company’s provision of certain administrative services with respect to the Variable Contract Class of shares of the Fund (the “Shares”).

1.           Compensation and Services to be Performed.

(a)
The Fund will pay the Insurance Company a fee (the “Administrative Services Payment”) for its services in connection administrative support functions it performs for its customers (“Contract Owners”) purchasing Shares indirectly through their purchases of contracts (“Variable Contracts”) issued by one or more variable insurance separate accounts of the Insurance Company (the “Separate Accounts”).  The Administrative Services Payment will be calculated daily and paid monthly at the annual rate of [X.XX%] of the average daily net asset value of the respective Shares held by the Separate Accounts.  For purposes of calculating the fee payable to the Insurance Company, the average daily net asset value of the Shares will be calculated in accordance with the procedure set forth in the Fund’s current Prospectus and Statement of Additional Information.

(b)
The administrative support services to be furnished by the Insurance Company relate to tasks incident to the relationship between the Separate Accounts and the Fund, including maintenance of the books and records for the Variable Contracts investing in Shares, and tasks related to the placing of purchase and redemption orders on behalf of the Contract Owners.  Maintenance of books and records includes: (i) recording the issuance and transfer (via net purchase orders) of Shares, and (ii) the process of reconciling and balancing the Separate Accounts at the portfolio level on the Fund’s transfer agent’s books to the Separate Accounts’ general ledgers maintained by the Insurance Company and with the detail of each Contract Owner’s account.  Purchase and redemption order functions include: (i) determination of amounts available for investment in the Fund; (ii) the wiring of the monies to the Fund; and (iii) communicating to the Fund (or its agent) the estimated amount required to pay dividends or distributions to Contract Owners.  In addition, the Insurance Company may provide such other similar services as the Fund may reasonably request from time to time to the extent the Insurance Company is permitted to do so under federal and state statutes, rules and regulations.

(c)
In connection with this Administrative Services Agreement, the Insurance Company shall be deemed to be an independent contractor, and shall have no authority to act as agent for the Fund in any matter.  Neither the Insurance Company nor any of its directors, officers, partners, employees or agents are authorized to make or furnish any representations concerning the Fund or the Shares, except for those representations set forth in the Fund’s current Prospectus and Statement of Additional Information, or as set forth in such supplemental literature as may be authorized by the Fund in writing.

(d)
The parties hereto agree that the Administrative Services Payment to Insurance Company under this Section 1 is for administrative services only and does not constitute payment in any manner for distribution services.

(e)
The Insurance Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement.  Insurance Company shall provide the Fund with written notice of the names of any subcontractors, agents or affiliates Insurance Company hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement. Insurance Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by Insurance Company in Section 6 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of Insurance Company

2.           Term of the Agreement.

The Administrative Services Agreement will have an initial term of one year and shall renew automatically for successive one year terms unless terminated at any time, without penalty, by the Fund or by the Insurance Company upon no less than ninety (90) days advance written notice to the other party.

3.           Amendment and Assignment.

The Administrative Services Agreement may be amended from time to time by agreement of the Insurance Company and the Fund.  The Administrative Services Agreement is non-assignable.

4.           Representations of the Insurance Company.

(a)
The Insurance Company represents to the Fund that any compensation payable to the Insurance Company in connection with the investment of its Separate Accounts’ assets in the Fund, including the compensation payable hereunder and any additional fees the Insurance Company may directly assess in connection with a Variable Contract investment, (i) will be disclosed by the Insurance Company to the Contract Owners in the prospectuses for the Separate Accounts, (ii) will not result in an excessive fee to the Insurance Company under any provision of law, including, without limitation, NASD Conduct Rules.

(b)
The Insurance Company represents and warrants that the Administrative Services Payment paid to Insurance Company pursuant to Section 1 is solely in exchange for the administrative services outline in Section 1 and will not be used or accepted in whole or in part for distribution services.

5.           Written Reports.

The Insurance Company will provide the Fund with such information as the Fund may reasonably request and will cooperate with and assist the Fund in the preparation or reports, if any, to be furnished to its Board of Directors concerning the Service Agreement and any fees or compensation paid or payable pursuant hereto, in addition to any other reports or filings that may be required by law.

6.           Indemnification.

(a)
Insurance Company agrees to release, indemnify and hold harmless the Fund from and against any and all liabilities or losses directly resulting from any action or inaction by the Insurance Company, its directors, officers, partners, employees or agents regarding the Insurance Company’s responsibilities under this Agreement.

(b)
Fund agrees to release, indemnify and hold harmless the Insurance Company from and against any and all liabilities or losses directly resulting from any action or inaction by the Fund, its directors, officers, partners, employees or agents or affiliates regarding the Fund’s responsibilities under this Agreement.

(c)	The parties agree that the indemnification provisions of this Agreement shall not limit or restrict a party’s rights to seek indemnification under a separate agreement between the parties.

7.           Governing Law.

The Administrative Services Agreement shall be construed in accordance with the laws of the State of New York.

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If the terms and conditions set forth above are in accordance with your understanding, kindly indicate your acceptance of the Administrative Services Agreement by signing it in the place provided below and returning an executed copy of the Administrative Services Agreement to the Fund.

Lord Abbett Series Fund, Inc.

By: ____________________________
Name:                      Lawrence H. Kaplan
Title: Vice President & Assistant Secretary

Accepted and Agreed:

Insurance Company:

Nationwide Life Insurance Company

By: ____________________________
Name: William G. Goslee, Jr.
Title: Vice President- Investment Management Relations
Address: One Nationwide Plaza, 1-12-04
                Columbus, Ohio 43215

Nationwide Life and annuity Insurance Company

By: ____________________________
Name: William G. Goslee, Jr.
Title: Vice President- Investment Management Relations
Address: One Nationwide Plaza, 1-12-04
                Columbus, Ohio 43215

With a Copy To:
Securities Counsel
One Nationwide Plaza, 1-09-V3
Columbus, Ohio 43215